Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

NATIONSTAR MORTGAGE ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

•	Delivered net income of $50.2 million or $0.67 per share, up 237% over the prior quarter, on 35% increase in revenues to $162 million

•	Servicing portfolio unpaid principal balance of $103 billion; pro forma combined portfolio with Aurora of $166 billion

•	Originations volume of $1.2 billion, up 6% over Q4’11 and up 82% year-over-year

Lewisville, TX (May 15, 2012) – Nationstar Mortgage Holdings Inc. (NYSE:NSM) (“Nationstar”), a leading residential mortgage loan servicer, today reported net income of $50.2 million or $0.67 per share for the first quarter 2012 compared to $14.9 million or $0.21 per share in the fourth quarter 2011 and $7.4 million in the first quarter 2011. The Company listed on the New York Stock Exchange on March 8, 2012.

Nationstar’s revenue grew 35% to $161.7 million for the quarter from $119.4 million in the prior quarter and $85.2 million in the first quarter of 2011. Pre-tax income from operating segments for the quarter grew 169% to $61.4 million or $0.83 per share, up from $22.8 million or $0.33 per share in fourth quarter 2011. On a Non-GAAP basis, adjusted EBITDA (AEBITDA) for operating segments grew 239% to $77.2 million or $1.04 per share for the quarter versus $47.3 million or $0.68 per share in fourth quarter 2011.

The Company’s servicing portfolio, as measured by unpaid principal balance (UPB), decreased slightly to $103 billion at quarter’s end from $107 billion at the end of the prior quarter. UPB was up significantly, however, from $67 billion at the end of first quarter 2011 and, including the pending acquisition of Aurora Bank’s mortgage servicing portfolio on a pro forma basis, is $166 billion.

“Our solid operating and financial results for first quarter 2012 demonstrate that we have the right strategy and business model for this environment,” said Jay Bray, Chief Executive Officer of Nationstar. “In the quarter, we put in place key building blocks to continue to deliver value to customers and shareholders.”

“We raised $247 million in our initial public offering in March, announced a definitive agreement to acquire the residential mortgage servicing assets of Aurora Bank, which will increase our UPB by 61%, and entered into a preferred lender agreement with KB Homes,” said Mr. Bray. “Subsequent to quarter-end, we announced a definitive agreement to acquire $374 billion in servicing from Rescap, which we believe cements our position as the nation’s pre-eminent non-bank mortgage servicer. We are committed to delivering our customer-focused servicing model to help borrowers stay in their homes, which is in the best interest of Nationstar and everyone in the country.”

Chief Financial Officer David Hisey said, “We believe that Nationstar has the team, capital model, process, and infrastructure to capitalize on the realignment of the $10.3 trillion U.S. mortgage industry. We have significant growth capital and generate substantial cash flow from operations. Our operating results show the value of scale in our business, and our innovative capital strategy supports portfolio growth while lowering balance sheet requirements and driving margin growth.”

Business Segments

Servicing

Mortgage servicing revenue grew 14% over the fourth quarter and 41% over the year-ago quarter to $91.2 million. Revenue gains were largely due to an increase in the fair value of mortgage servicing rights, the increase in average UPB over the period, and higher loss mitigation fees. Pre-tax operating income for the segment grew 44% over the fourth quarter and 139% over the year-ago quarter to $19.6 million.

Nationstar’s average UPB for the period grew by 5.5% to $101.0 billion as compared to fourth quarter 2011. The Company’s 60-day delinquency rate fell by 280 basis points to 11.9% of UPB, helping Nationstar decrease the cost of servicing the portfolio and earn loss-mitigation or performance fees under some service contracts.

Servicing segment AEBITDA fell 2% compared to fourth quarter 2011, due to higher expenses from ramping infrastructure in advance of portfolio growth, and was up 47% year-over-year to $35 million.

Origination

Origination revenue was up 82% compared to the previous quarter and 187% year-over-year to $70.5 million for the quarter. This was largely due to higher origination volume – up 6% over the previous quarter to $1.2 billion – and widening spreads between the primary and secondary markets. The origination business allows Nationstar to profitably create servicing assets and extend the life of servicing cash flows. The origination business also helps customers by providing refinance opportunities, while providing loan investors with loss mitigation tools. Nationstar’s recapture rate in the first quarter was 38%, marking five straight quarters of increasing rates. Expenses were lower in the quarter as the Company continued its shift to a centralized strategy that provides greater efficiencies for originations.

As a result of the favorable origination environment and cost discipline, pre-tax operating income for the segment was $41.8 million, versus $9.2 million in the prior quarter and $3.4 million in the year-ago quarter. Segment AEBITDA was up 262% over the previous quarter and nearly 886% year-over-year to $42.4 million.

Aurora Acquisition

In March, Nationstar announced the acquisition of the $63 billion Aurora servicing portfolio and anticipates closing the acquisition in the second quarter 2012, subject to regulatory approvals. The transaction demonstrates the power of Nationstar’s platform that includes a strong capital position, the ability to service agency and non-agency loans, and strong relationships with the GSEs.

The Aurora portfolio presents the opportunity for Nationstar to increase capacity, improve loan performance and drive originations volume through recapture, further enhancing its economic value. Nationstar’s well-defined integration strategy, with a rigorous focus on a smooth transfer of assets, is proceeding according to plan.

“At the conclusion of our first quarter as a public company, we are very pleased with what we have accomplished while recognizing we have much to do to achieve our goals,” said Mr. Bray. “Looking ahead, we remain committed to our growth strategy and remain focused on operating execution to meet our service and financial objectives.”

Agreement with ResCap

On May 14, Nationstar signed a definitive agreement to acquire certain residential mortgage servicing assets and other assets from Residential Capital, LLC and related entities (ResCap) in connection with ResCap’s proposed asset sale under the U.S. Bankruptcy Code. Nationstar expects to acquire $374 billion in primary mortgage servicing rights and subservicing contracts as measured by UPB. Upon closing, expected to occur in late 2012 subject to the auction process, court and other regulatory approvals, the acquisition will make Nationstar the largest non-bank residential mortgage loan servicer, with a total servicing and sub-servicing book of approximately $550 billion.

“This transaction reflects a record of servicing performance that has made us a partner of choice in a transforming industry,” said Mr. Bray. “Rescap and Aurora represent terrific opportunities to acquire assets and operations from best-in-class servicers without the burden of certain legacy liabilities.”

Detailed information on the assets being acquired and the Section 363 asset sale process are included in Nationstar’s May 14 press release and related 8-K filings which are available at http://investors.nationstarholdings.com.

Adjusted EBITDA (“AEBITDA”)

This disclaimer applies to every usage of “Adjusted EBITDA” or “AEBITDA” in this presentation. Adjusted EBITDA is a key performance metric used by management in evaluating the performance of our segments. Adjusted EBITDA represents our Operating Segments’ income (loss), and excludes income and expenses that relate to the financing of our senior notes, depreciable (or amortizable) asset base of the business, income taxes (if any), exit costs from our restructuring and certain non-cash items. Adjusted EBITDA also excludes results from our legacy asset portfolio and certain securitization trusts that were consolidated upon adoption of the accounting guidance eliminating the concept of a qualifying special purpose entity (“QSPE”).

Conference Call Webcast and Investor Presentation

Chief Executive Officer, Jay Bray, and Chief Financial Officer, David Hisey, will host a conference call for investors and analysts to discuss Nationstar’s first quarter results and other general business matters at 10:00 a.m. (ET) on Tuesday, May 15, 2012. To listen to the event live or in an archive which will be available for 30 days, visit the Company’s website at http://investors.nationstarholdings.com. The conference call will also be accessible by dialing 866-831-6291, or 617-213-8860 internationally. Please use the participant passcode 22064474 to access the live conference call. An investor presentation will also be available at http://investors.nationstarholdings.com.

Financial Tables

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE

INCOME

(dollars and shares in thousands, except per share data)

	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Revenues
Servicing fee income	$83,950	$67,775	$56,488
Other fee income	7,253	16,069	8,198

Total fee income	91,203	83,844	64,686
Gain on mortgage loans held for sale	70,512	35,576	20,506

Total revenues	161,715	119,420	85,192

Total expenses and impairments	96,577	86,466	68,121

Other income (expense)
Interest income	13,441	15,556	18,318
Interest expense	(24,980)	(28,446)	(25,368)
Loss on interest rate swaps and caps	(268)	298	—
Fair value changes in ABS securitizations	—	(5,470)	(2,652)

Total other income (expense)	(11,807)	(18,062)	(9,702)

Income before taxes	53,331	14,892	7,369
Income tax expense	3,145	—	—

Net income	50,186	14,892	7,369
Other comprehensive income, net of tax Change in value of designated cash flow hedge	—	—	139

Comprehensive income	$50,186	$14,892	$7,508

Earnings per share:

Basic earnings per share	$0.67	$0.21	$0.11

Diluted earnings per share	$0.67	$0.21	$0.11

Weighted average shares:

Basic	74,388	70,000	70,000
Dilutive effect of stock awards	173	—	—

Diluted	74,561	70,000	70,000

Dividends declared per share	$—	$—	$—

NATIONSTAR MORTGAGE HOLDINGS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31,	December 31,	March 31,
	2012	2011	2011
	(unaudited)		(unaudited)
Assets
Cash and cash equivalents	$355,994	$62,445	$48,420
Restricted cash	108,854	71,499	73,100
Accounts receivable	521,615	562,300	457,484
Mortgage loans held for sale	378,561	458,626	267,353
Mortgage loans held for investment, subject to nonrecourse debt - Legacy Assets	241,239	243,480	261,834
Mortgage loans held for investment, subject to ABS nonrecourse debt	—	—	530,681
Reverse mortgage interests	148,365	—	—
Receivables from affiliates	13,148	4,609	7,542
Mortgage servicing rights – fair value	266,169	251,050	151,159
Property and equipment, net of accumulated depreciation	25,106	24,073	11,255
Real estate owned (REO), net	5,720	3,668	24,417
Other assets	113,991	106,181	35,010

Total assets	$2,178,762	$1,787,931	$1,868,255

Liabilities and shareholders’ equity
Notes payable	$767,754	$873,179	$608,451
Unsecured senior notes	280,568	280,199	244,410
Payables and accrued liabilities	241,317	183,789	103,899
Derivative financial instruments	7,240	12,370	7,724
Derivative financial instruments, subject to ABS nonrecourse debt	—	—	15,615
Mortgage servicing liabilities – amortized cost	17,102	—	—
Nonrecourse debt - Legacy Assets	109,794	112,490	133,592
ABS nonrecourse debt (at fair value)	—	—	489,321
Excess spread financing (at fair value)	47,324	44,595	—
Participating interest financing	114,322	—	—

Total liabilities	1,585,421	1,506,622	1,603,012

Total shareholders’ equity	593,341	281,309	265,243

Total liabilities and shareholders’ equity	$2,178,762	$1,787,931	$1,868,255

AEBITDA RECONCILIATION

	Three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net Income/(Loss) from Operating Segments to Adjusted EBITDA Reconciliation (dollars in thousands):
Net income	$50,186	$14,892	$7,369
Plus:
Net (income)/loss from Legacy Portfolio and Other	8,047	7,912	4,275
Income tax expense	3,145	—	—

Net income/(loss) from Operating Segments	61,378	22,804	11,644
Adjust for:
Interest expense from unsecured senior notes	8,542	7,842	7,548
Depreciation and amortization	1,242	1,208	641
Change in fair value of mortgage servicing rights	(495)	8,243	3,784
Amortization of mortgage servicing liabilities	(633)	—	—
Restructuring charges	—	1,836	—
Share-based compensation	2,395	2,612	5,238
Fair value changes on excess spread financing	4,852	3,060	—
Fair value changes in derivatives	(38)	(298)	—
Ineffective portion of cash flow hedge	—	—	(902)

Adjusted EBITDA	$77,243	$47,307	$27,953

Adjusted EBITDA per share	$1.04	$0.68	$0.40

About Nationstar Mortgage Holdings Inc.

Based in Lewisville, Texas, the Company currently services over 635,000 residential mortgages totaling nearly $103 billion in unpaid principal balance. In addition, Nationstar operates an integrated loan origination platform, enabling the Company to both mitigate its servicing portfolio run-off and improve credit performance for loan investors. The Company currently employs approximately 2,600 people, entirely based in the United States.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements convey the Company’s current expectations or forecasts of future events. When used in this release, the words “anticipate,” “appears,” “foresee,” “intend,” “should,” “expect,” “estimate,” “target,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions have, in many but not all cases, been identified in connection with specific forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of Nationstar Mortgage LLC’s Annual Report on Form 10-K for the year ended December 31, 2011, and other required reports, as filed with the SEC, which are available at the SEC’s website at http://www.sec.gov. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this release.

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